50 California Street, 19th Floor
San Francisco, CA 94111
Telephone: 415.788.3100
Fax: 415.433.7844
www.colliers.com

February 8, 2013

Jim Black
First National Bank
130 Battery Street, Ground Floor
San Francisco, CA 94111

RE: 130 Battery Street/ First National Bank – Lease Renewal

Dear Jim:

It was a pleasure speaking with you regarding your existing Lease at 130 Battery Street. After careful consideration of current market conditions, below please find a revised summary of those terms and conditions which the Landlord, Dalum Corporation, would be prepared to extend First National Bank's Lease in the Building.

PREMISES:	Approximately 13,033 rentable square feet located on the Ground, Lower Level, and Mezzanine Level of 130 Battery Street.
LEASE TERM:	Five (5) years.
RENEWAL COMMENCEMENT:	March 1, 2013
RENTAL RATE:	The monthly consolidated rental rate shall be as follows:

Year 1:	$35,928.00 per month
Year 2:	$37,006.00 per month
Year 3:	$38,116.00 per month
Year 4:	$39,259.00 per month
Year 5:	$40,437.00 per month

OPERATING EXPENSE CHARGES:	Tenant shall continue to pay its pro-rata share of Operating Expenses above the Base Year 2004, consistent with the existing Lease.

TENANT

IMPROVEMENTS:	Landlord shall deliver the Premises in their "as is" condition.
LEASE AMENDMENT:	Tenant shall review a Lease Amendment to be executed by both parties.
SECURITY DEPOSIT:	Unchanged.
OPTION TO RENEW:	Tenant shall have one (1) five (5) year Option to Renew its Lease at the following rental rate:

Year 6:	$41,650.00 per month
Year 7:	$42,899.00 per month
Year 8:	$44,186.00 per month
Year 9:	$45,512.00 per month
Year 10:	$46,877.00 per month

SIGNAGE:	Tenant shall have the right to Building signage subject to Landlord's reasonable approval.
ATM RIGHTS:	Tenant shall have the right, at its sole expense, and subject to any applicable codes, ordinances, or approval by governing bodies, to install an ATM at the front of the Building. The design and location of such ATM shall also be subject to the review and approval of Landlord, which shall not be unreasonably withheld or delayed.
SECURITY:	Tenant shall have the right, at its sole expense, to create secure elevator access to the basement and mezzanine levels of the Premises. Landlord shall endeavor to work with Tenant to accommodate the necessary modifications to the Base Building systems as required.
BROKERAGE:	Tenant is not working with any Brokers in connection with this renewal and Landlord shall not be obligated to compensate any Brokers for representing Tenant as such. Colliers International shall be paid by Landlord, per a separate written agreement.
NON-BINDING AGREEMENT:	Neither party may claim any legal rights against the other by reason of the signing of this letter, or by taking any action in reliance thereon. Both parties understand that no obligation whatsoever between the parties shall arise until a lease has been fully executed by both parties.

Thank you in advance for your prompt response. Please contact the undersigned with any questions regarding the proposal. This proposal to lease will expire at 5:00pm on Monday, February 11, 2013

Sincerely,

COLLIERS INTERNATIONAL

James A. Sobel
Senior Vice President

Brendon Kane
Associate

APPROVED AND ACCEPTED:

Tenant: First National Bank

By: ____________________

DATE: 2/11/13